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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PBOC Holdings, Inc.:

         We consent to incorporation by reference in the Registration Statement No. 333-93107 on Form S-8 of PBOC Holdings, Inc. of our report dated January 31, 2000, with respect to the consolidated statements of financial condition of PBOC Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, other comprehensive earnings
(loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of PBOC Holdings, Inc.

                                                             /s/ KPMG LLP
                                                             KPMG LLP


Los Angeles, California
March 22, 2000